Exhibit 10.2

TERMINATION AND RELEASE AGREEMENT

This  Termination and Release Agreement (the “Agreement”) is entered into by and between  Mark E. Scott ( “Scott” or “Employee”), a resident of the state of Washington, with an address at 2360 Yale Avenue East, #5, Seattle, Washington 98102 and IA Global, Inc. (collectively with its subsidiaries, assigns, and affiliates, the “Company” and, together with Scott, the “Parties”, and each, a “Party”), a Delaware corporation, as of September 5, 2012 (the “Effective Date”) relating to the termination of any claims as against the Company and discharge and forgiveness of any and all employment or other compensation or reimbursement or other debt owed to Scott or otherwise, which amount has been in dispute, and termination of any and all formal compensation arrangements with Scott.

WHEREAS, (a) Scott was a consultant and Chief Financial Officer of the Company pursuant to an agreement entered into as of October 1, 2003 through January 11, 2004, at which time he was hired as a Chief Financial Officer for the period between January 12, 2004 and June 30, 2011, pursuant to, among other things, an Employment Agreement dated as of August 24, 2010 as amended from time to time (the “Employment Term”) (and, said employment or consulting agreement(s) or arrangements, as modified from time to time, being referred to herein as the “Employment Agreement”), and (b) the Scott has resigned at the end of the Employment Term, and the parties hereto have attempted to settle all disputes pursuant to aSeperation Agreement and Full Release of Claims, dated June 16, 2011, as amended on July 26, 2011, each as amended, supplemented, or  modified  from time to time, collectively with the Employment Agreement, are collectively referred to herein as the “Previous Agreements”) with Mr. Scott pursuant to which, among other things, Mr. Scott was to receive annual compensation as of the year ended December 31, 2011 of $125,000.00 and a guaranteed quarterly bonus of $10,000 as well as other benefits, and pursuant to which  Scott claims he is owed back pay, wages, salary, consulting fees, profit sharing, option or equity awards, vacation pay and other benefits or other compensation or benefits or other reimbursements  (collectively, the “Back Pay”), the exact amount of which, while disputed by the Company, set forth in that judgment entered in the case of Mark Scott Versus IA Global, Inc., case number 111CV208827, Superior Court of California, the County of Santa Clara, CA (the “Judgment”);

WHEREAS, Mr. Scott has agreed to discharge any and all Back Pay, or other amounts owed to Mr. Scott whether under any Previous Agreements, any previous letter agreement or settlement arrangement or agreement (whether in writing or oral)or otherwise, and further, to waive any rights he may have to any claims for damages or losses, and cease to prosecute or enforce any dispute, litigation, arbitration or other action against the Company or any of its affiliates under every agreement to date with the Company, in exchange for the issuance to Mr. Scott of Two Hundred Thousand (200,000) shares (the “Settlement Shares”) of the Company’s Common Stock, (the “Common Stock”) and settlement consideration of an aggregate of $15,000 to be paid in four (4) installments as provided herein (the “Settlement Fee” and, together with the Settlement Shares, the “Settlement Consideration”), and the Company and Scott wish to amicably resolve all disputes between them;

WHEREAS, Mr. Scott has ceased providing any services to the Company and his work has been satisfactory and professional in all respects and, Scott has agreed, presuming compliance by the Company of its financial obligations herein, agreed to cooperate, within reason and for compensation of $100.00 per hour if and as needed by the Company, with the Company’s existing auditor and accountants with respect to preparation of the Company’s future audited financial statements;

NOW, THEREFORE, based on the mutual premises and full and valid consideration of the parties, the receipt and sufficiency of which is hereby acknowledged, the Company and Scott hereby agree as follows:

1.

Termination of All Positions.  It is hereby agreed and acknowledged that the Previous Agreements and Employment Term is and was mutually terminated by the parties on June 30, 2011, and that on such date, Scott ceased being an employee, officer or consultant to the Company and ceased any and all other services for the Company, and, resigned from any and all officer or other positions, liabilities or responsibilities with the Company.  No further amounts accrue or are due from the Previous Agreements or as relates to his employment with the Company (whether stemming from the Previous Agreements, or from common law issues or rights, or whether the same relate to workers compensation, disability or other claims), other than payment to Mr. Scott of the Settlement Consideration hereby.

2.

Termination of All Agreements.  The parties acknowledge and agree that the Employment  Agreement and any and all other employment, consultancy and/or employment or consulting agreements, consulting relationships, profit sharing agreements, bonus agreements, business agreements or arrangements, agreements or other arrangements between Scott and the Company or its subsidiaries or affiliates calling for any kind of compensation bonuses, reimbursements stock, or option awards, or profit sharing to Scott, in each case whether written or oral, implied or otherwise, are terminated, deemed satisfied and discharged in full with prejudice.  All Back Pay or other amounts due under the Judgment (whether interest, court costs, fees, or otherwise, are hereby discharged.  Scott and the Company have agreed that Back Pay or any other amounts remain due under any agreement or common law or otherwise other than the Settlement Consideration as set forth in Section 3 below. Notwithstanding the foregoing, the confidentiality provisions of the Employment Agreement, as amended, shall remain in full force and effect for the respective terms stated therein.

3.

Payments to Mr. Scott; Share Issuance.  Total Settlement Consideration herein shall be the payment of $15,000 and issuance of the Settlement Shares, as follows:

(a)

The Company shall issue to Mr. Scott the amount of 200,000 Settlement Shares.  The Settlement Shares shall be issued in two certificates, one of which shall be for 100,000 shares, with no contractual restrictive legend, and one for the remaining 100,000 shares with a restrictive legend limiting sale of such shares to 30 days after completion of the sale of the first 100,000 share certificate, and limiting the sales volume of such remaining shares to to the amount that would not  exceed the volume limitations provided for resales by persons who are affiliates under Rule 144 as promulgated under the 1933 Act (as defined below). The Settlement Shares shall all, when issued, be deemed duly authorized, validly issued, fully paid and nonassessable in all respects.  The issuance of the Settlement Shares shall be unconditional and irrevocable and approved by the board. Scott explicitly acknowledges and understands that the foregoing share amount does not necessarily reflect the value of the Shares and that other Scotts or investors may be acquiring shares at higher or lower prices. In addition, the Settlement Shares issued are all restricted in nature and may not be sold absent a registration statement or exemption from the resale registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, no assurance can be made that the shares will be liquid or sellable at a given price.  Scott is aware that the shares are illiquid, and the the Company is strapped for cash, and is not current with its reports and that holding the shares involves a high degree of risk.  Nonetheless, the same shall be deemed valid and complete consideration.  The Settlement Shares shall be free, however of any contractual restriction other than as provided herein as with respect to the second 100,000 shares and or as provided under the Securities Act of 1933, as amended with respect to all of the shares.  All shares shall contain the appropriate 1933 Act legend.

(b)

The Company shall pay to Scott, by bank wire or check in US funds, the amount of $15,000, paid in four installments as follows and on the following payment dates (each, a “Payment Date”): (i) $1,000 on or before September 15, 2012, (ii) $5,000 shall be paid on or before October 15, 2012, (ii) $5,000 shall be paid by or before November 15, 2012, (iv) and the remaining $4,000 shall be paid on or before December 15, 2012.

(c)

Notwithstanding the foregoing, Scott shall still continue to be protected and indemnified for all authorized actions as an officer or director, to the fullest extent provided under Delaware law or the Company’s Certificate of Incorporation, as amended and By-laws, for all authorized and lawful acts as officer or director before or after the date hereof.

(d)

All payments shall be made by the Payment Date. In the event that a payment is missed or incomplete, Scott shall provide written or email notice to the Company and its counsel and, the Company shall be obligated to make payment within 5 US business days of receipt of such notice.

4.

Agreements with Management.  Mr. Scott agrees and acknowledges that he does not have any other agreements with management, the Company or its subsidiary and that nothing further is owed (or accruing that will in the future be owed) to him or any of his affiliates by the Company or any of its affiliates or subsidiaries. Notwithstanding the foregoing, Scott has agreed,  to the extent reasonably possible and presuming that the Company is not in default of paying the Settlement Consideration and pays for consulting services on a prepaid basis at the rate of  $100.00 per hour, to continue to cooperate with the Company in the completion of its quarterly and audited financial statements.  No hourly consulting fee shall be payable or accrue absent written instruction of the Company.

5.

General Releases.

(a)

Company Releases.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the mutual promises set forth in this Agreement, the Company, for itself and themselves, its and their parents, affiliates, subsidiaries, divisions, groups and past and present officers, directors, employees, agents, representatives, attorneys, accountants, auditors, consultants, administrators, beneficiaries, predecessors, successors and assigns (collectively, “Company Release Parties”) and any person or entity claiming by or through any of the foregoing hereby RELEASE AND DISCHARGE Mr. Scott, his representatives, attorneys, accountants, auditors, consultants, successors and assigns in any capacity whatsoever (collectively, “Scott Release Parties”) of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties claims of entitlement to securities, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever (other than violation of law, fraud or willful violation of the Sarbanes Oxley Act in connection with any undisclosed activities on behalf of the Company), in law, admiralty or equity that are known as of the date hereof, against the Scott Release Parties that the Company Release Parties ever had, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, provided only that nothing herein shall release or otherwise affect the Scott Release Parties’ obligations under this Agreement.

(b)

Scott Releases.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the mutual promises set forth in this agreement for and of itself and any of the Scott Release Parties, Scott hereby RELEASES AND DISCHARGES the Company Release Parties of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to the Judgment or Judgement interest or penalties, Back Pay or other payments or claims for issuances of securities, claims for violations of securities laws or regulations, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity, against the Company Release Parties that any of the Scott Release Parties, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, provided only that nothing herein shall be deemed a release of Scott’s right to payment herein under Section 3 or as a limitation on Scott’s enforcement rights thereto or otherwise be release or affect the Company Release Parties’ obligations under this Agreement.

(c)

No Initiation of Claims.  Other than enforcement of payment of the Settlement Amount under Section 3 above, the parties agree not to institute, instigate, urge, support, perpetuate, encourage, voluntarily participate in or profit from  (or assign any rights to) any lawsuit, arbitration, complaint, award, judgment, or other action or proceeding of any kind relating to any Back Pay or any other matter to which these general releases pertain.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any party from providing, after taking reasonable measures to ensure the confidentiality of information provided, information or explanations to third party regulatory agencies or the Company’s auditors or accountants, seeking such information in response to comment letters or inquiries, or in response to civil or administrative subpoenas or court order, or from discussing the provisions hereof and factual circumstances surrounding the events leading to this Agreement in disclosure document filings made with the Securities and Exchange Commission from time to time.  Each party warrants and acknowledges that he/it has received a copy of this Agreement for review and study, has read the Agreement carefully and has had an opportunity to do so with their counsel, and agrees to abide by all of its provisions.  In addition, Scott shall, immediately cease prosecution or enforcement of any claims or judgment or award that he has as against the Company Release Parties and, after receipt of the final payment of the Settlement Consideration under Section 3(b) above, shall and hereby does, terminate and withdraw any existing Judgment, cases, litigations, arbitrations, claims, complaints or actions commenced by him or on his behalf and execute, file and deliver any and all stipulations, withdrawals, documents or instruments necessary to withdraw, discontinue, terminate and waive any rights to such claims, actions, judgments or awards of any kind.  Scott hereby warrants and represents that he has not sold, and will not soll, transfer or assign any rights to any claim to compensation from the Company Release Parties or any judgments, awards, causes action or other claim rights to any party and, Scott agrees to hold the Company harmless for the same.

6.

Miscellaneous.

(a)

If any provision of this Agreement is held invalid for any reason, the other provisions of this Agreement will remain in full force and effect.

(b)

The parties agree that this Agreement shall be subject to, and enforceable under, the laws of the State of California.  The Parties shall have the right to bring suit to enforce this Agreement in such jurisdiction.  THE PARTIES HERETO AGREE TO WAIVE A TRIAL BY JURY.

(c)

This Agreement contains the complete understanding of the Parties and any changes must be in writing and signed by the parties. This agreement may be executed in one or more counterparts and by facsimile or email, and shall be deemed valid and binding once executed by both parties.

(d)

In the event that the Company fails to make any of the above listed payments in a timely manner for any reason, Scott’s sole and exclusive remedy shall not be limited to collection of the above Settlement Consideration AND LEGAL AND COURT ENFORCEMENT FEES as provided in “(e)” below (or enforcement of indemnification rights under Delaware law or the Certificate of Incorporation, or By Laws, as the case may be, to the extent eligible for the same). and neither party may set aside or cancel this Agreement or any part hereof.  Any amounts owed will be deemed by the Company as an accumulative financial accounts payable debt from the Company to Scott.

(e)

In the event of a dispute among the parties hereto, the party substantially prevailing shall be entitled to reimbursement of all attorney’s fees and court costs. The parties consent to the taking of enforcement action at law, or in equity as the case may be, in order to effectuate the intent of the parties hereto.

(f)

Neither the Company nor any of its officers or directors or other persons under its control shall cast any slanderous or negative remark designed to cast Scott in a negative light.  Similarly, Scott may not make any slanderous, libelous or negative remarks designed to cast the Company or its management in a negative light.  In the event that any party (or a third party on behalf of the Employee, Company or member of management etc) asks the Company for a reference, the Company shall be presumed to have discharged its duties satisfactorily under this provision by indicating the dates of employment, the positions held, and that Mr. Scott has performed and discharged his duties in a professional and honest manner.

7.

Further Assurances.  Each Party agrees that it has the proper power and authority, and has obtained all necessary consents to enter into this Agreement and to perform its respective obligations hereby and, that this agreement is fully enforceable against such party.  Each Party hereto agrees, at its own sole expense, to do all reasonable further acts, to take all reasonable further actions, and to execute and deliver all documents, stipulations, withdrawals, or other instruments as are reasonably necessary from time to time in order to effectuate the intent of the Parties hereto. This Agreement may be signed by one or more counterparts or by fax, each of which shall be valid and binding as against the signor when counter executed.

[Signature Page Follows]

[Counterpart Signature Page to Termination and Release Agreement]

IN WITNESS WHEREOF, the parties have executed this Termination and Release Agreement effective as of the Effective Date set forth above.

IA GLOBAL, INC.

By:  /s/Brian Hoekstra

Name: Brian Hoekstra

Title: Secretary and Director

Employee

/s/Mark E. Scott

Mark E. Scott